Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Akebia Therapeutics, Inc. Amended and Restated 2014 Employee Stock Purchase Plan of our report dated February 21, 2018, pertaining to the consolidated financial statements with respect to the consolidated balance sheets of Keryx Biopharmaceuticals, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for each year in the three-year period ended December 31, 2017 included in Akebia Therapeutics, Inc.’s annual report on Form 10-K as of December 31, 2018.

/s/ UHY LLP
New York, New York August 8, 2019